Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649
FOR IMMEDIATE RELEASE

Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Reports Second Quarter Results; Declares Quarterly Cash Dividend
Company schedules conference call for August 7, 2008 at 10:00 A.M. Eastern
     DALLAS, TEXAS, August 6, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter ended June 30, 2008. Net income for the second quarter of 2008 was $18.2 million, or $0.39 per share, compared to net income of $95.6 million, or $2.05 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($59.7) million, or ($1.27) per share, for the second quarter of 2008, compared to net income of $94.1 million, or $2.01 per share, for the same period last year.
     Alon did not recognize any income from business interruption insurance during the second quarter and first half of 2008.
     Net loss for the first half of 2008, was ($15.4) million, or ($0.33) per share, compared to net income of $131.2 million, or $2.81 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($84.9) million, or ($1.81) per share, for the first half of 2008, compared to net income of $129.1 million, or $2.76 per share, for the same period last year.
     Jeff Morris, Alon’s President and CEO, commented, “We successfully completed the acquisition of the Krotz Springs, Louisiana refinery on July 3, 2008. With the completion of the Krotz Springs refinery acquisition, our crude oil refining capacity increased by 50% to approximately 250,000 barrels per day (“bpd”), including four refineries located on the West Coast, West Texas and Gulf Coast. We are very pleased with the Krotz Springs acquisition and are optimistic about the opportunities at this refinery for Alon.”
     “We have substantially completed our technical work and are now in the commission phase on the Fluid Catalytic Cracking Unit (“FCCU”), and we expect the re-start of the FCCU by the end of August. The re-start of the FCCU will enable us to operate the Big Spring refinery at its full capacity of 70,000 bpd.”
     “The second quarter of 2008 has seen us continue to work through the challenges related to the major fire at the Big Spring, Texas refinery on February 18, 2008 and higher crude oil costs. The higher crude oil costs have reduced refinery margins industry-wide, which has continued to limit production at our California refineries. I am very pleased with our progress to return the Big Spring refinery to its full operating capacity. As I mentioned last quarter, we achieved the first stage of operation at the Big Spring refinery with the re-start of the crude unit in a hydroskimmng mode on April 5. Production and sale of polymer modified asphalt and ground tire rubber grades of asphalt began in late June. “
     “In addition to our recovery efforts at Big Spring and the Krotz Springs acquisition, we are moving forward with the initiatives discussed earlier this year. We are proceeding with an initial public offering relating to our retail and branded marketing businesses, which we will seek to complete by year end. Additionally, we are completing the detailed engineering of the hydrocracker project at our California refineries and still expect this project to be completed by the end of 2010.”
SECOND QUARTER 2008
     Special items for the second quarters of 2008 and 2007 included $26.3 million and $1.5 million, respectively, of after-tax gains recognized on disposition of assets in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, LP, (“HEP”), in the first quarter of 2005 (“HEP transaction”). The gain recognized in the second quarter of 2008 represented all the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP. Additionally, special items for the second quarter of 2008 include an after-tax gain of $57.2 million recognized from the involuntary conversion of assets due to the Big Spring refinery fire. Also, $5.5 million of after-tax losses were incurred for insurance deductibles and other incremental costs associated with the Big Spring refinery fire. The applicable insurance policies provide Alon with a combined single limit of $385 million for property damage, with a $2 million deductible, and business interruption coverage with a 45 day waiting period. Alon also has third party liability insurance which provides coverage with a limit of $150 million and a $5 million deductible.
     Refinery operating margin at the Big Spring refinery was negative ($7.97) operating only in a hydroskimming mode for the second quarter of 2008 compared to $23.42 for the same period in 2007. This decrease was from both lower refinery light product yields as a result of the fire at the Big Spring refinery and lower industry Gulf Coast 3-2-1 crack spreads. Light product yields were approximately 54% and 84% for the second quarter of 2008 and 2007, respectively. The refinery also had lower throughput due to the fire. Refinery operating margin at the California refineries was negative ($6.23) for the second quarter of 2008 compared to $8.23 for the same period in 2007. The California refineries operating margin was adversely affected by higher crude oil cost as WTI increased more than 22% during the second quarter of 2008. Alon reduced throughput at the California refineries during the second quarter of 2008 due to the lower refinery margins.
     The combined refineries throughput for the second quarter of 2008 averaged 70,244 bpd, consisting of an average of 32,390 bpd at the Big Spring refinery and an average of 37,854 bpd at the California refineries compared to a combined average of 135,977 bpd in the second quarter of 2007, consisting of an average of 72,660 bpd at the Big Spring refinery and an average of 63,317 bpd at the California refineries.
     Gulf Coast 3-2-1 crack spreads decreased to an average of $12.95 per barrel for the second quarter of 2008 compared to an average of $26.23 per barrel for the second quarter of 2007. West Coast 3-2-1 crack spreads decreased to an average of $23.28 per barrel for the second quarter of 2008 compared to an average of $39.82 per barrel for the second quarter of 2007. The WTI/WTS crude oil differentials for the second quarter of 2008 increased to an average of $4.62 per barrel compared to an average of $4.56 per barrel in the same period of 2007. Asphalt margins for the second quarter of 2008 were $35.76 per ton compared to $46.53 per ton for the second quarter of 2007.
YEAR-TO-DATE 2008
     Special items for the first half of 2008 and 2007 included $27.6 million and $2.1 million, respectively, of after-tax gains recognized on disposition of assets in connection with the HEP transaction. Special items recognized for the first half of 2008 also included the previously mentioned gain of $57.2 million associated with the Big Spring refinery fire and $15.3 million of after-tax losses.
     Refinery operating margin at the Big Spring refinery was negative ($1.08) operating primarily in a hydroskimming mode for the first half of 2008, compared to $18.98 for the same period in 2007. This decrease was from both lower refinery light product yields as a result of the fire at the Big Spring refinery and lower industry Gulf Coast 3-2-1 crack spreads. Light product yields were approximately 66% and 84% for the first half of 2008 and 2007, respectively. The refinery also had lower throughput due to the fire. Refinery operating margin at the California refineries was negative ($4.03) for the first half of 2008 compared to $7.49 for the same period in 2007. The California refineries operating margin was adversely affected by higher crude oil cost as WTI increased more than 16% during the first half of 2008. Alon reduced throughput at the California refineries for 2008 due to the lower refinery margins.
     The combined refineries throughput for the first half of 2008 averaged 68,462 bpd, consisting of an average of 30,830 bpd at the Big Spring refinery and an average of 37,632 bpd at the California refineries compared to a combined average of 130,328 bpd for the first half of 2007, consisting of an average of 69,076 bpd at the Big Spring refinery and an average of 61,252 bpd at the California refineries.

     Gulf Coast 3-2-1 crack spreads decreased to an average of $11.19 per barrel for the first half of 2008 compared to an average of $19.53 per barrel for the same period in 2007. West Coast 3-2-1 crack spreads decreased to an average of $19.91 per barrel for the first half of 2008 compared to an average of $36.17 per barrel for the first half of 2007. The WTI/WTS crude oil differentials for the first half of 2008 increased to an average of $4.65 per barrel compared to an average of $4.27 per barrel in the same period of 2007. Asphalt margins for the first half of 2008 decreased to an average of $38.51 per ton compared to $48.16 per ton for the same period of 2007.
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on September 12, 2008 to shareholders of record as of August 29, 2008.
     The Company has scheduled a conference call for Thursday, August 7, 2008, at 10:00 a.m. Eastern, to discuss the second quarter 2008 results. To access the call, please dial 800-218-8862, or 303-262-2140, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through August 21, 2008, and may be accessed by calling 800-405-2236, or 303-590-3000, for international callers, and using the passcode 11116431. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores primarily in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA (A)

(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2007 IS UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,244,671	$1,187,181	$2,265,434	$2,153,086
Operating costs and expenses:
Cost of sales	1,252,392	929,575	2,221,389	1,740,836
Direct operating expenses	40,546	54,746	82,835	104,029
Selling, general and administrative expenses (1)	27,802	27,522	56,656	50,060
Net costs associated with fire (2)	9,374	—	25,836	—
Depreciation and amortization (3)	13,507	11,153	27,252	25,595

Total operating costs and expenses	1,343,621	1,022,996	2,413,968	1,920,520

Gain on involuntary conversion of assets (4)	96,588	—	96,588	—
Gain on disposition of assets (5)	42,935	2,525	45,246	3,480

Operating income (loss)	40,573	166,710	(6,700)	236,046
Interest expense	(10,736)	(11,669)	(21,392)	(23,087)
Equity earnings of investees	1,292	3,936	1,608	4,540
Other income, net	373	2,291	1,118	3,181

Income (loss) before income tax expense (benefit) and minority interest in income (loss) of subsidiaries	31,502	161,268	(25,366)	220,680
Income tax expense (benefit)	11,860	59,650	(9,233)	81,621

Income (loss) before minority interest in income (loss) of subsidiaries	19,642	101,618	(16,133)	139,059
Minority interest in income (loss) of subsidiaries	1,415	6,005	(782)	7,881

Net income (loss)	$18,227	$95,613	$(15,351)	$131,178

Earnings (loss) per share	$0.39	$2.05	$(0.33)	$2.81

Weighted average shares outstanding (in thousands)	46,782	46,758	46,782	46,758

Cash dividends per share	$0.04	$0.04	$0.08	$0.08

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$7,548	$120,040	$(42,076)	$158,908
Investing activities	(67,871)	(91,113)	(51,003)	(99,989)
Financing activities	43,084	42,245	38,360	36,583

OTHER DATA:
Adjusted net income (loss) (6)	$(59,654)	$94,073	$(84,852)	$129,050
Earnings (loss) per share, excluding net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain on disposition of assets (6)	$(1.27)	$2.01	$(1.81)	$2.76
Adjusted EBITDA (7)	N/A	$181,565	N/A	$265,882
Capital expenditures (8)	10,342	13,075	19,524	17,667
Capital expenditures to rebuild the Big Spring refinery	160,341	—	160,341	—
Capital expenditures for turnaround and chemical catalyst	460	463	2,069	5,137

			June 30,	December 31,
			2008	2007
BALANCE SHEET DATA (end of period):
Cash, cash equivalents, and short-term investments			$13,896	$95,911
Working capital			97,319	279,580
Total assets			1,737,134	1,581,386
Total debt			578,962	536,615
Total stockholders’ equity			333,591	387,767
______________

REFINING AND UNBRANDED MARKETING SEGMENT (A)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$869,559	$822,898	$1,641,598	$1,544,717

Operating costs and expenses:
Cost of sales	917,689	620,591	1,673,646	1,224,894
Direct operating expenses	30,668	42,790	61,141	81,237
Selling, general and administrative expenses	3,679	8,084	8,068	13,062
Net costs associated with fire (2)	9,374	—	25,836	—
Depreciation and amortization	9,210	8,882	18,840	21,256

Total operating costs and expenses	970,620	680,347	1,787,531	1,340,449

Gain on involuntary conversion of assets (4)	96,588	—	96,588	—
Gain on disposition of assets (5)	42,935	2,482	45,246	3,506

Operating income (loss)	$38,462	$145,033	$(4,099)	$207,774

KEY OPERATING STATISTICS:
Total sales volume (bpd)	55,727	95,432	59,717	95,793
Per barrel of throughput:
Refinery operating margin — Big Spring (10)	$(7.97)	$23.42	$(1.08)	$18.98
Refinery operating margin — CA Refineries (10)	(6.23)	8.23	(4.03)	7.49
Refinery direct operating expenses — Big Spring (11)	3.98	3.34	4.91	3.60
Refinery direct operating expenses — CA Refineries (11)	5.50	3.59	4.91	3.27
Capital expenditures	9,922	10,277	17,624	14,116
Capital expenditures to rebuild the Big Spring refinery	160,341	—	160,341	—
Capital expenditures for turnaround and chemical catalysts	460	463	2,069	5,137

PRICING STATISTICS:
WTI crude oil (per barrel)	$124.00	$64.88	$111.00	$61.43
WTS crude oil (per barrel)	119.38	60.32	106.35	57.16
MAYA crude oil (per barrel)	103.08	55.30	92.11	50.36
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$12.95	$26.23	$11.19	$19.53
Group III (12)	13.80	31.67	11.95	23.38
West Coast (12)	23.28	39.82	19.91	36.17
Crack spreads (6/1/2/3) (per barrel):
West Coast (12)	$(1.69)	$12.05	$(1.28)	$10.71
Crude oil differentials (per barrel):
WTI less WTS (13)	$4.62	$4.56	$4.65	$4.27
WTI less MAYA (13)	20.92	9.58	18.89	11.08
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$3.067	$2.215	$2.749	$1.923
Gulf Coast low-sulfur diesel	3.648	2.078	3.229	1.937
Group III unleaded gasoline	3.100	2.369	2.774	2.023
Group III low-sulfur diesel	3.644	2.159	3.233	2.013
West Coast LA CARB (unleaded gasoline)	3.427	2.650	3.059	2.456
West Coast LA ultra low-sulfur diesel	3.665	2.179	3.232	2.060
Natural gas (per MMBTU)	$11.47	$7.65	$10.14	$7.42

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for the three and six months ended June 30, 2007, has been recast to provide a comparison to the current year results.

THROUGHPUT AND YIELD DATA:
BIG SPRING

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007
	Bpd	%	Bpd	%	Bpd	%	Bpd	%
Refinery throughput:
Sour crude	27,126	83.7	62,058	85.4	26,080	84.6	60,347	87.4
Sweet crude	4,427	13.7	7,200	9.9	3,402	11.0	4,800	6.9
Blendstocks	837	2.6	3,402	4.7	1,348	4.4	3,929	5.7

Total refinery throughput (14)	32,390	100.0	72,660	100.0	30,830	100.0	69,076	100.0

Refinery production:
Gasoline	8,981	28.5	33,726	46.8	11,478	37.8	32,130	46.9
Diesel/jet	7,876	24.9	22,506	31.2	7,758	25.6	20,691	30.2
Asphalt	5,976	18.9	7,383	10.2	4,537	14.9	7,171	10.5
Petrochemicals	344	1.1	4,108	5.7	873	2.9	4,436	6.5
Other	8,394	26.6	4,427	6.1	5,720	18.8	4,042	5.9

Total refinery production (15)	31,571	100.0	72,150	100.0	30,366	100.0	68,470	100.0

Refinery utilization (16)		45.1%		98.9%		43.0%		95.0%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2008		2007		2008		2007
	Bpd	%	Bpd	%	Bpd	%	Bpd	%
Refinery throughput:
Sour crude	11,837	31.3	22,956	36.3	11,269	29.9	22,213	36.3
Heavy crude	25,540	67.5	40,350	63.7	25,545	67.9	38,886	63.5
Blendstocks	477	1.3	11	0.0	818	2.2	153	0.2

Total refinery throughput (14)	37,854	100.0	63,317	100.0	37,632	100.0	61,252	100.0

Refinery production:
Gasoline	5,088	13.9	7,029	11.4	5,296	14.6	6,951	11.6
Diesel/jet	8,793	23.9	12,553	20.4	8,708	23.9	13,315	22.3
Asphalt	9,534	26.0	18,029	29.2	9,966	27.4	18,389	30.8
Light unfinished	—	—	4,333	7.0	—	—	3,423	5.7
Heavy unfinished	13,050	35.5	18,715	30.4	12,166	33.5	16,652	27.9
Other	271	0.7	990	1.6	234	0.6	994	1.7

Total refinery production (15)	36,736	100.0	61,649	100.0	36,370	100.0	59,724	100.0

Refinery utilization (16)		51.6%		87.3%		50.8%		85.6%

ASPHALT SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales	$177,277	$181,445	$281,217	$295,391
Operating costs and expenses:
Cost of sales (17)	163,474	155,480	255,609	251,275
Direct operating expenses	9,878	11,956	21,694	22,792
Selling, general and administrative expenses	736	1,259	2,122	1,816
Depreciation and amortization	536	558	1,068	1,055

Total operating costs and expenses	174,624	169,253	280,493	276,938

Gain on disposition of assets	—	4	—	4

Operating income	$2,653	$12,196	$724	$18,457

KEY OPERATING STATISTICS:
Total sales volume (tons in thousands)	386	558	665	916
Sales price per ton	$459.27	$325.17	$422.88	$322.48
Asphalt margin per ton (18)	$35.76	$46.53	$38.51	$48.16
Capital expenditures	$62	$1,024	$275	$1,160
RETAIL AND BRANDED MARKETING SEGMENT (A)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$377,272	$342,562	$686,526	$600,924
Operating costs and expenses:
Cost of sales (17)	350,666	313,228	636,041	552,613
Selling, general and administrative expenses	23,236	18,049	46,164	34,965
Depreciation and amortization	3,538	1,512	6,898	2,849

Total operating costs and expenses	377,440	332,789	689,103	590,427

Gain (loss) on disposition of assets	—	39	—	(30)

Operating income (loss)	$(168)	$9,812	$(2,577)	$10,467

KEY OPERATING STATISTICS:
Integrated branded fuel sales (thousands of gallons) (19).	54,931	65,977	109,089	132,648
Integrated branded fuel margin (cents per gallon) (19)	2.0	14.8	1.9	8.8
Non-integrated branded fuel sales (thousands of gallons) (19)	37,182	54,713	75,451	107,162
Non-integrated branded fuel margin (cents per gallon) (19)	(2.1)	2.4	(1.1)	1.3

Number of stores (end of period)	306	308	306	308
Retail fuel sales (thousands of gallons)	24,414	19,159	49,285	38,026
Retail fuel sales (thousands of gallons per site per month) (20)	27	31	27	31
Retail fuel margin (cents per gallon) (21)	19.2	20.5	18.8	20.1
Retail fuel sales price (dollars per gallon) (22)	$3.77	$3.01	$3.43	$2.67
Merchandise sales	$68,314	$48,069	$128,552	$90,109
Merchandise sales (per site per month) (20)	74	78	70	73
Merchandise margin (23)	31.5%	28.9%	31.5%	29.6%
Capital expenditures	$40	$1,469	$1,167	$1,964

(A)	In the first quarter of 2008, our branded marketing business was removed from the refining and marketing segment and combined with the retail segment. Information for the three and six months ended June 30, 2007, has been recast to provide a comparison to the current year results.

(1)	Includes corporate headquarters selling, general and administrative expenses of $151 and $130 for the three months ended June 30, 2008 and 2007, respectively, and $302 and $217 for the six months ended June 30, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(2)	Includes $8,374 and $18,046 for the three and six months ended June 30, 2008, respectively, of expenses incurred from pipeline commitment deficiencies, crude sale losses and other incremental costs; $1,000 and $7,000 for the three and six months ended June 30, 2008, respectively, for insurance deductibles under the insurance policies; and depreciation for the temporarily idled facilities of $790 for the six months ended June 30, 2008.

(3)	Includes corporate depreciation and amortization of $223 and $201 for the three months ended June 30, 2008 and 2007, respectively, and $446 and $435 for the six months ended June 30, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(4)	With the insurance proceeds received of $150,000 through June 30, 2008 an involuntary gain on conversion of assets has been recorded of $96,588 for the proceeds received in excess of the book value of the assets impaired of $25,330 and demolition and repair expenses of $28,082 incurred through June 30, 2008.

(5)	Gain on disposition of assets reported in the three and six months ended June 30, 2008 and 2007 includes the recognition of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP ,(“HEP”), in March 2005 (“HEP transaction”). The gain recognized in the second quarter of 2008 represented all the remaining deferred gain associated with the HEP transaction and was due to the termination of an indemnification agreement with HEP.

(6)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax loss on net costs associated with fire, after-tax gain on involuntary conversion of assets and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s results.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in thousands, except earnings per share)
Net income (loss)	$18,227	$95,613	$(15,351)	$131,178
Plus: Net costs associated with fire, net of tax	5,541	—	15,290	—
Less: Gain on involuntary conversion of assets, net of tax	(57,163)	—	(57,163)	—
Less: Gain on disposition of assets, net of tax	(26,259)	(1,540)	(27,628)	(2,128)

Adjusted net income (loss)	(59,654)	94,073	(84,852)	129,050

Weighted average shares outstanding (in thousands)	46,782	46,758	46,782	46,758

Earnings (loss) per share, excluding net costs associated with fire, net of tax, after-tax gain on involuntary conversion of assets and after-tax gain on disposition of assets	$(1.27)	$2.01	$(1.81)	$2.76

(7)	Adjusted EBITDA has not been presented for the three and six month periods ended June 30, 2008. Alon has historically provided Adjusted EBITDA during periods of normal operations because management believes it is helpful for investors to compare Alon’s operating results to other companies in our industry. Due to the limited operations of the Big Spring refinery following the February fire and the costs and expenses incurred to repair affected units, management does not believe a presentation of Adjusted EBITDA for the three and six month periods ended June 30, 2008 is meaningful or useful to investors.

For the three and six month periods ended June 30, 2007, Adjusted EBITDA represents earnings before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors during periods of normal operations because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;
•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and
•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the three and six months ended June 30, 2007:

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007
	(dollars in thousands)
Net income	$95,613	$131,178
Minority interest in income of subsidiaries	6,005	7,881
Income tax expense	59,650	81,621
Interest expense	11,669	23,087
Depreciation and amortization	11,153	25,595
Gain on disposition of assets	(2,525)	(3,480)

Adjusted EBITDA	$181,565	$265,882

(8)	Includes corporate capital expenditures of $318 and $305 for the three months ended June 30, 2008 and 2007, respectively, and $458 and $427 for the six months ended June 30, 2008 and 2007, respectively, which are not allocated to our other three operating segments.

(9)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of unrealized hedging gains and losses) attributable to each refinery by the refinery’s throughput volumes. There were unrealized hedging losses of $3,186 and unrealized hedging gains of $1,602 for the California refineries for the three and six months ended June 30, 2008, respectively, and unrealized hedging gains of $67 and unrealized hedging losses of $442 for the California refineries for the three and six months ended June 30, 2007, respectively. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

(11)	Refinery direct operating expenses is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and California refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(12)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and LA ultra-low sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra-low sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil.

(13)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(15)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery. Light product yields decreased at the Big Spring refinery for the three and six months ended June 30, 2008 due to the fire on February 18, 2008 and the re-start of the crude unit in a hydroskimming mode on April 5, 2008.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery for the three and six months ended June 30, 2008 is due to the fire on February 18, 2008. Production ceased at the Big Spring refinery until the re-start of the crude unit in a hydroskimming mode on April 5, 2008. The decrease in refinery utilization at our California refineries is due to reduced throughput related to low refining margins.

(17)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(19)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery, but more fuel has been from third-party suppliers due to the fire on February 18, 2008. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(20)	Retail fuel and merchandise sales per site for the three and six month periods ended June 30, 2007 were calculated using 206 stores. We added 102 stores with the acquisition of Skinny’s, Inc. on June 29, 2007, which are excluded from the calculation. Merchandise sales per site per month for the 102 stores were 67 and 60 for the three and six months ended June 30, 2008, respectively. Merchandise sales per site per month for the 204 stores were 78 and 74 for the three and six months ended June 30, 2008, respectively.

(21)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(23)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.